Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. ELECTS DARLENE NICOSIA AND TRISTAN WALKER AS DIRECTORS

NEW YORK, NY, January 27, 2020 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced today that its Board of Directors has elected Darlene Nicosia and Tristan Walker as directors of the Company, effective February 2, 2020.

Ms. Nicosia is currently President of the Canada Business Unit of The Coca-Cola Company, the world’s largest non-alcoholic beverage company. Ms. Nicosia has spent much of her career at The Coca-Cola Company, serving in increasingly senior positions and working to build some of the world’s biggest brands with retailers and suppliers. She has extensive experience in global supply chain management, brand marketing, and has leveraged technology and innovative solutions to drive growth.

Mr. Walker is the Founder and CEO of Walker & Company Brands, a consumer products company committed to designing personal care solutions for people of color that was acquired by Procter & Gamble in 2018. Prior to his founding Walker & Company Brands, Mr. Walker was an Entrepreneur in Residence at the venture capital firm Andreessen Horowitz and oversaw strategic partnerships and monetization at Foursquare. He also co-founded CODE2040, which matches high-performing Black and Latinx software engineering students and graduates with technology firms and start-ups. Mr. Walker’s broad brand marketing and technology experience are deeply connected to the mission of designing solutions for consumers while bridging the gap between technology product innovation and youth culture.

“We are excited to welcome Darlene and Tristan as new independent directors to our Board of Directors,” said Richard A. Johnson, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “In addition to their impressive accomplishments, they each bring an understanding of how to utilize innovation and technology to drive change and deliver growth. Darlene’s expertise in global supply chain and Tristan’s work at the interesection of technology and the consumer experience will make them great additions to our Board.”

Foot Locker, Inc. is a leading global retailer of athletically-inspired shoes and apparel. Headquartered in New York City, the company operates approximately 3,160 athletic retail stores in 27 countries, as well as websites and mobile apps, under the brand names Foot Locker, Champs Sports, Eastbay, Kids Foot Locker, Footaction, Lady Foot Locker, Runners Point, and Sidestep. With its various marketing channels and experiences across North America, Europe, Asia, Australia, and New Zealand, the Company’s purpose is to inspire and empower youth culture around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the sport and sneaker communities.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001